EXHIBIT 5.1

+1 617 526 6000 (t)

+1 617 526 5000 (f)

wilmerhale.com

July 3, 2013

Curis, Inc.

4 Maguire Road

Lexington, Massachusetts 02421

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by Curis, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), the following Registrant securities:

1.	Common stock, $0.01 par value per share (the “Common Stock”);

2.	Preferred stock, $0.01 par value per share (the “Preferred Stock” and, together with the Common Stock to be sold by the Registrant, the “Shares”); and

3.	Warrants to purchase Common Stock or Preferred Stock (the “Warrants” and, together with the Shares, the “Securities”);

all of which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an aggregate initial offering price not to exceed $120,000,000.

Warrants will be issued pursuant to a warrant agreement (the “Warrant Agreement”) between the Registrant and a bank or trust company as Warrant Agent.

We are acting as counsel for the Registrant in connection with the registration for sale of the Securities, including in connection with an offering of shares of Common Stock having an aggregate offering price of up to $30,000,000 of shares of Common Stock that may be issued and sold (the “Sales Agreement Shares”) under a Sales Agreement, dated July 3, 2013, between the Registrant and Cowen and Company, LLC (the “Sales Agreement”).

We have examined the signed Registration Statement, as filed with the Commission. We have also examined and relied upon the Sales Agreement, minutes of meetings of the stockholders and the Board of Directors of the Registrant as provided to us by the Registrant, the Certificate of Incorporation and By-laws of the Registrant, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

Curis, Inc.

July 3, 2013

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We assume the appropriate action will be taken, prior to the offer and sale of the Securities, to register and qualify the Securities for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the following opinion:

1.	With respect to the Shares (other than the Sales Agreement Shares) when (i) specifically authorized for issuance by the Registrant’s Board of Directors or an authorized committee thereof (the “Authorizing Resolutions”), (ii) the terms of the sale of the Shares have been duly established in conformity with the Registrant’s Certificate of Incorporation and By-laws, each as amended to date, and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Registrant and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Registrant, (iii) the Shares have been issued and sold as contemplated by the Registration Statement and (iv) the Registrant has received the consideration provided for in the Authorizing Resolutions and such consideration per share is not less than the par value per share of the Shares, the Shares will be validly issued, fully paid and non-assessable.

2.	With respect to the Warrants, when (i) specifically authorized for issuance by the Authorizing Resolutions, (ii) the Warrant Agreement relating to the Warrants has been duly authorized, executed and delivered, (iii) the terms of the Warrants and of their issuance and sale have been duly established in conformity with the Warrant Agreement and which do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Registrant and which comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Registrant, (iv) the Warrants have been duly executed and countersigned in accordance with the Warrant Agreement and issued and sold as contemplated by the Registration Statement and (v) the Registrant has received the consideration provided for in the Authorizing Resolutions, the Warrants will constitute valid and legally binding obligations of the Registrant, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Curis, Inc.

July 3, 2013

3.	With respect to the Sales Agreement Shares, such Sales Agreement Shares have been duly authorized for issuance and, when the Sales Agreement Shares have been issued and paid for in accordance with the terms and conditions of the Sales Agreement, the Sales Agreement Shares will be validly issued, fully paid and non-assessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectuses and any prospectus supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Rosemary G. Reilly
Rosemary G. Reilly, Partner